Exhibit 99.2

August 18, 2011

FOR IMMEDIATE RELEASE

HDS International Enters into Financing Agreement Providing for Immediately Available Funding

PROVIDENCE, RI, August 18, 2011 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a provider of industrial ocean-based biomass production and other high-value eco-sustainability solutions, today announced that it has entered into a financing agreement with certain accredited investors, providing for, among other things, immediately available funding.

Under the terms of the financing, Wiremu, Inc. will make available under a convertible promissory note the aggregate principal amount of $500,000 to HDS, bearing simple interest of 3.0% and due and payable February 2013, unless previously prepaid in full at the sole discretion of the Company.  The note, or any part thereof, is convertible at the Company’s sole discretion into shares of common stock of the Company at a conversion price of $0.25 per share.

“Today’s announcement dramatically strengthens HDS’ overall financial position, balance sheet and liquidity profile, and represents a significant milestone in the Company’s restructuring plan to transform HDS into a leading renewable energy and clean technology company,” said Tassos D. Recachinas, HDS’ President and CEO.  “We believe that the terms of today’s announced financing are exceptionally favorable for our shareholders.  We expect to apply the proceeds for general working capital and other corporate purposes to execute on our strategy of leveraging our propriety technologies to maximize long-term shareholder value.”

The Company did not use a placement agent and did not incur any brokerage or related fees in connection with the transaction.

For additional information about the Company, please visit www.hdsicorp.com, or refer to the Company’s regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture and sequestration solutions, as well as industrial, all natural ocean-based algae farming solutions for the production of renewable, sustainable, and economically viable biofuels, bioproducts, and carbon elimination. Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy and environmental and eco-sustainability.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com